Exhibit 1.2
KIMCO REALTY CORPORATION
(a Maryland corporation)
5.70% Senior Notes due 2017
TERMS AGREEMENT
Dated: April 23, 2007

To:	Kimco Realty Corporation 3333 New Hyde Park Road Suite 100 New Hyde Park, New York 11042-0020

Attention:	Chairman of the Board of Directors
Ladies and Gentlemen:
     We (the “Representative”) understand that Kimco Realty Corporation, a Maryland corporation (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of its 5.70% Senior Notes due 2017 (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective amount of Underwritten Securities set forth below opposite their respective names at the purchase price set forth below.

Principal Amount
of
Underwriter	Underwritten Securities
Banc of America Securities LLC	$75,000,000
Citigroup Global Markets Inc.	75,000,000
J.P. Morgan Securities Inc.	75,000,000
UBS Securities LLC	75,000,000

Total	$300,000,000

The Underwritten Securities shall have the following terms:

Title of Securities:	5.70% Senior Notes due 2017
Currency:	United States Dollars
Principal amount to be issued:	$300,000,000
Current ratings:
Moody’s Investors Service, Inc. —	Baa1
Standard & Poor’s Ratings Services —	A-
Interest rate or formula:	5.70% per annum
Interest payment dates:	May 1 and November 1, commencing on November 1, 2007
Stated maturity date:	May 1, 2017
Redemption and/or repayment provisions:	Make-whole call, at any time at a discount rate of Treasury plus 20 basis points
Sinking fund requirements:	None
Number of Option Securities, if any:	None
Delayed Delivery Contracts:	Not authorized
Method of Offering:	Fixed Price: 99.984% of principal amount plus accrued interest, if any, from
April 26, 2007
Purchase price:	99.359% of principal amount (payable in same day funds)
Conversion provisions:	None
Form:	Book-entry only, through the facilities of The Depository Trust Company,
Clearstream, Luxembourg and the Euroclear System
Issuer General Use Free Writing Prospectus
(including the Final Term Sheet, if applicable):	See Schedule A hereto
Applicable Time:	3:30 P.M. (New York City time) on April 23, 2007
Other terms:	See Schedule B hereto
Closing time, date and location:	9:00 A.M. (New York City time), on April 23, 2007 at the New York office of
Sidley Austin llp
     All of the provisions contained in the Underwriting Agreement attached as Annex A hereto are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

     Please accept this offer no later than 7:00 P.M. (New York City time) on April 23, 2007 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BANC OF AMERICA SECURITIES LLC CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC. UBS SECURITIES LLC

By:	Banc of America Securities LLC

By:	/s/ Peter J. Carbone
	Name:	Peter J. Carbone
	Title:	Vice President

Acting on behalf of itself and as representative of the other named Underwriters.
Accepted:
KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen
Title: Vice President — Treasurer

Schedule A
Issuer General Use
Free Writing Prospectuses
Filed pursuant to Rule 433
April 23, 2007
Relating to
Preliminary Prospectus Supplement dated April 23, 2007 to
Prospectus dated May 8, 2006
Registration Statement No. 333-133908
Kimco Realty Corporation
Pricing Term Sheet

Issuer:	Kimco Realty Corporation
Size:	$300,000,000 5.70% Senior Notes due 2017
Maturity:	May 1, 2017
Coupon:	5.70%
Price to Public:	99.984%
Yield to Maturity:	5.702%
Spread to Benchmark Treasury:	+105 basis points
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Yield:	4.652%
Interest Payment Dates:	May 1 and November 1, commencing on November
1, 2007
Redemption Provisions/ Make-whole call:	At any time at a discount rate of Treasury
plus 20 basis points
Settlement:	April 26, 2007
CUSIP:	49446RAH2
Ratings:	Baa1 by Moody’s Investors Service, Inc. and
A- by Standard & Poor’s Ratings Services
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Banc of America Securities LLC toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 1-212- 834-4533 or UBS Securities LLC toll free at 1-888-722-9555, ext. 1088. You also may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

Schedule B
Other terms
Change of Control
     If a Change of Control Triggering Event (as defined in the Prospectus) occurs, the Company will be required to offer to purchase the Underwritten Securities at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the repurchase date designated by the Company after such Change of Control Triggering Event. See “Description of the Notes — Change of Control Triggering Event” in the Prospectus.
Coupon Step-Up
     If the rating on the Underwritten Securities from Moody’s Investors Service, Inc. (“Moody’s”) is a rating set forth in the immediately following table, the per annum interest rate on the Underwritten Securities will increase from that set forth on the cover page of the Prospectus by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	.25%
Ba2	.50%
Ba3	.75%
B1 or below	1.00%
     If the rating on the Underwritten Securities from Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”), is a rating set forth in the immediately following table, the per annum interest rate on the Underwritten Securities will increase from that set forth on the cover page of the Prospectus by the percentage set forth opposite that rating:

Rating	Percentage
BB+	.25%
BB	.50%
BB-	.75%
B+ or below	1.00%
     If Moody’s or S&P subsequently increases its rating to any of the threshold ratings set forth above, the per annum interest rate on the Underwritten Securities will be decreased such that the per annum interest rate equals the interest rate set forth on the cover page of the Prospectus plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on the Underwritten Securities be reduced below the interest rate set forth on the cover page of the Prospectus, and (2) the total increase in the per annum interest rate on the Underwritten Securities exceed 2.00% above the interest rate set forth on the cover page of the Prospectus.
     If either Moody’s or S&P ceases to provide a rating, any subsequent increase or decrease in the interest rate of the Underwritten Securities necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the Underwritten Securities shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating, the interest rate on the Underwritten Securities will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of the Prospectus.
     Any interest rate increase or decrease, as described above, will take effect from the first day of the interest period during which a rating change requires an adjustment to the interest rate on the Underwritten Securities as described above.

Annex A
Underwriting Agreement